China Shen Zhou Reports Record 2011 Fourth Quarter and Fiscal Year Revenues

Press Release: China Shen Zhou Mining & Resources, Inc. – Tue, Mar 27, 2012 1:09 PM EDT

BEIJING, March 27, 2011 /PRNewswire-Asia-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou" or the "Company") (NYSE AMEX: SHZ), a Company engaged in the exploration, development, mining and processing of fluorite, barite, zinc, lead, copper, and other nonferrous metals in China, today announced record revenues for the fourth quarter and fiscal year ended December 31, 2011.

2011 Fourth Quarter Financial Highlights

  Net revenue increased 154.3% to a record high of $12.4 million from $4.9 million in the fourth quarter of 2010
  Gross profit increased 659.8% to $5.6 million compared with $0.7 million for the same period of 2010
  Net income attributable to the Company and its subsidiaries rose to $1.1 million compared with a net loss of $2.6 million for the same period of 2010
  Net income per common share from continuing operations was $0.04 versus a net loss of $0.08 in the same period of 2010
  Cash and cash-equivalents were $5.6 million

2011 Financial Highlights

  Net revenue increased by 163.1% to a record $30.6 million compared to 2010
  Gross margin rose to 44.2% from 25.9% in 2010
  Net profit attributable to the Company and its subsidiaries was $0.3 million versus a loss of $3.2 million in 2010

Ms. Xiaojing Yu, Chairperson and Chief Executive Officer, commented, "We are very pleased to report record revenues for 2011. Our revenue and profit margin increased significantly. The Chinese government's new policies limited fluorite production and encouraged the integration and consolidation within the fluorite industry. China Shen Zhou is benefitting from our growing economies-of-scale, and our acquisition of valuable fluorite mining assets and processing capabilities. We are continuing our strategy of acquiring high-quality fluorite mines, while we are also focusing our research and development efforts on the fluorine chemical industry. In addition to adding a number of valuable assets to our current operations, we plan to leverage our enhanced platform by integrating it into the high value-added fluorine chemical industry."

Unaudited Fourth Quarter Financial Results

For the fourth quarter of 2011, net revenue of $12.4 million was the highest for any quarter in the Company's history. The $7.5 million increase from $4.9 million reported in the fourth quarter of 2010 was primarily due to record fourth quarter revenue from fluorite sales by the Company's Xiangzhen subsidiary.

Gross profit increased by $4.9 million to $5.6 million for the fourth quarter of 2011 from $0.7 million in the fourth quarter of 2010. The increase in gross profit was mainly due to increased fluorite prices and a higher percentage of revenue from fluorite product sales, which have a higher profit margin, compared to the same period of 2010.

General & Administrative ("G&A") expenses in the fourth quarter of 2011 were $3.6 million compared with $1.1 million in the fourth quarter of 2010. G&A expenses as a percentage of total net revenue were 29.3% compared with 22.5% for the same period of 2010. The increase was mainly due to (i) increased administrative expense and depreciation and amortization expense amounting to  $814,000 for the newly acquired Xinyi Fluorite and ((ii) increased professional fees amounting to approximately $1,298,000 for the U.S. Securities projects, Investor relations, Xingzhen Mining's exploration, and other professional acitivities.

Operating expenses in the fourth quarter of 2011 totaled $3.7 million compared with $2.8 million in the fourth quarter of 2010.

Net income from operations in the fourth quarter was $1.9 million versus a loss from operations of $2.0 million in the fourth quarter of 2010.

Net profit attributable to the Company and its subsidiaries for the fourth quarter of 2011 was $1.15 million compared with a net loss of $2.5 million for the same period of 2010.

Basic and fully diluted earnings per share were $0.04 or ($0.09) for the years ended December 31, 2011 and 2010, respectively.

Fiscal Year 2011 Results

Annual net revenue increased 163.1% to a record $30.6 million for fiscal 2011, compared with net revenue of $11.6 million in 2010. The increase in net revenue was mainly due to higher average fluorite prices and increased sales volume in the fluorite market. The average price for fluorite powder rose over 101% to $329 per metric ton in 2011 compared with $164 per metric ton in 2010. Approximately 58,000 metric tons of Fluorite powder were sold in 2011 versus approximately 29,000 metric tons in 2010. Fluorite revenue increased by 219% to $25.6 million for 2011 from $8.0 million for 2010. Nonferrous metals revenue for 2011 increased 38% to $5.0 million, compared to 2010.

Gross profit increased by approximately $10.5 million to $13.5 million from $3.0 million in fiscal year 2010. The increase in gross profit was mainly due to increased fluorite prices and the higher percentage of revenue from fluorite product sales, which have a higher profit margin, compared to the same period last year Gross profit from fluorite was approximately $12.9 million and $2.0 million for the years ended December 31, 2011 and 2010, respectively. Gross profit from our nonferrous metal segment was approximately $0.6 million and $1.1 million for the years ended December 31, 2011 and 2010, respectively. Gross margin increased to 44.2% in 2011 versus 25.9% in 2010.

Selling and distribution expenses rose 94.2% to $202,000 and represented almost 1.0% of sales in 2011. The higher expenses were due to the increased sales volume in 2011.

General and administrative expenses increased to $11.2 million in 2011 from $4.1 million in 2010. The increase was mainly due to (i) 400,000 shares of common stock with the fair value of amount to $972,000 being granted by the board of directors on June 20, 2011 to the employees under the 2009 Omnibus Long-term Incentive Plan; (ii) increased administrative expense and depreciation and amortization expense amounting to $1,684,000 for the newly acquired Xinyi Fluorite and (iii) increased professional fees amounting to approximately $2,168,000 for the U.S. Securities projects, Xinyi Fluorite acquisition audit, Investor relations, Xingzhen Mining's exploration, and other professional activities.

Interest expense increased by approximately $0.09 million as compared to the same period of 2010.

Net income attributable to the Company for the year ended December 31, 2011 was approximately $0.35 million, a difference of $3.64 million compared to net loss of $3.29 million for 2010. Basic and fully diluted earnings per share were $0.01 or ($0.12) for the year ended December 31, 2011 and 2010, respectively.

As of December 31, 2011, the Company had cash and cash equivalents of $5.6 million compared to $1.5 million at the end of 2010. Total shareholders' equity grew to $63.6 million from $21.8 million at the end of 2010.

Recent Developments

On January 13, 2011, the Company through its subsidiary, Xingzhen Mining, acquired a 55% equity interest in Xinyi Fluorite. In 2011, Xinyi Fluorite extracted approximately 14,000 metric tons of fluorite ore, produced 9,000 metric tons of fluorite powder, and sold 9,000 metric tons of fluorite powder for approximately US$3.16 million, which accounted for approximately 12% of the revenues of our fluorite business.

On April 12, 2011, the Company through its subsidiary, Qianzhen Mining, entered into an equity transfer agreement to sell its 60% equity interest in Qingshan Metal to a Chinese citizen, Mr. Mao Huang, a minority shareholder of Xingzhen Mining.

On September 29, 2011, the Ministry of Industry and Information Technology of China announced "the provisional measures of fireclay (high-alumina clay) fluorite industry admittance notice", which explicitly states that enterprises that did not meet the requirements of this notice would not be able to obtain a production quota distribution priority. Our Company is a leader in the fluorite industry and as such, its subsidiaries all meet the requirements of this notice and have the advantage of distribution and integration.

In July 2011, SRK Consulting China Ltd. ("SRK"), an institution that specializes in evaluating the particular geology of a region, completed an independent assessment of the current status and prospective future production of the Sumochaganaobao Fluorite Mine ("Sumo Mine") resource, and provided an independent technical report containing Mineral Resource and Ore Reserve information. On November 18 2011, Xinyi Fluorite requested that SRK evaluate Xinyi Mine No. 1's current situation and potential extraction volume. A technical report that satisfies the JORC standard was expected to be completed in 2012.

Outlook

"We are excited about our growth potential for the remainder of 2012 and beyond," continued Ms. Xiaojing Yu. "Our acquisition strategy has created a broad foundation for future expansion into high value industry segments. We continue to capitalize on new national policies which encourage consolidation in the fluorite industry. We are seeking opportunities to acquire nonferrous metal, precious metal, and non-metallic mineral resources and plan to further expand Xingzhen's production capacity, while we accelerate Xingzhen Mining's exploration efforts."

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite, barite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite and barite extraction and processing in Wuchuan County of Guizhou province; (c) fluorite and barite extraction and processing in Yanhe County of Guizhou province; (d) fluorite extraction and processing in Jingde County, Anhui Province; (e) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (f) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com

CHINA SHEN ZHOU MINING & RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$5,569	$1,545
Notes receivable, net	1,019	-
Accounts receivable, net	3,332	162
Prepayment for office rent	-	82
Advances to suppliers	1,833	333
Acquisition deposit	2,359	-
Other deposits, net	258	517
Inventories	7,479	7,243
Restricted assets	2,536	-
Assets - Discontinued operations	-	1,188
Total current assets	24,385	11,070

Restricted assets	175	70
Prepayment for vehicle rent	443	-
Property, machinery and mining assets, net	60,313	33,052
Total assets	$85,316	$44,192

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,324	$2,434
Short term bank loans	11,996	8,061
Receipts in advance	1,528	2,058
Other payables and accruals	2,772	4,053
Due to related parties	250	-
Taxes payable	1,877	644
Liabilities - Discontinued operations	-	100
Total current liabilities	21,747	17,350

Long term loans	-	2,630
Due to related parties	-	2,439
Total liabilities	21,747	22,419

STOCKHOLDERS’ EQUITY:
Common Stock ($0.001 par value; 50,000,000 shares authorized; 32,285,973 shares and 27,974,514 shares issued and outstanding as of December 31, 2011 and 2010, respectively	32	28
Additional paid-in capital	58,425	29,508
PRC statutory reserves	1,732	1,672
Accumulated other comprehensive income	6,109	4,357
Accumulated deficit	(13,344)	(13,630)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	52,954	21,935
Noncontrolling interest	10,615	-
Noncontrolling interest - Discontinued operations	-	(162)
Total stockholders’ equity	63,569	21,773
Total liabilities and stockholders’ equity	$85,316	$44,192

 CHINA SHEN ZHOU MINING & RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	For the Years Ended December 31,
	2011	2010
Net revenue	$30,551	$11,612
Cost of sales	17,051	8,604
Gross profit	13,500	3,008

Operating expenses:
Selling and distribution expenses	202	104
General and administrative expenses	11,197	4,085
Provision for doubtful accounts	(148)	355
Impairment provision for inventories	-	287
Impairment provision for mining assets	-	1,007
Total operating expenses	11,251	5,838

Net income (loss) from operations	2,249	(2,830)

Other income (expense):
Interest expense	(682)	(589)
Provision for available for sale investment	-	(148)
Other, net	(40)	472
Total other expense	(722)	(265)

Income (loss) from continuing operations before income taxes	1,527	(3,095)

Income tax benefits (expenses)	(1,235)	-

Income (loss) from continuing operations	292	(3,095)

Discontinued operations (Note 4):
Loss from operations of discontinued component	(7)	(193)
Loss on disposal of discontinued subsidiary	(82)	-
Loss from discontinued operations	(89)	(193)

Net income (loss)	203	(3,288)
Add: Noncontrolling interests attributable to the noncontrolling interests	143	-
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	346	(3,288)

Other comprehensive income:
Foreign currency translation adjustments	1,752	518
Comprehensive income (loss)	$2,098	$(2,770)

Net income (loss) per common share – basic and diluted
From continuing operations	$0.01	$(0.11)
From discontinued operations	(0.00)	(0.01)
	$0.01	$(0.12)
Weighted average common shares outstanding
– Basic and Diluted	31,369	27,902

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Amounts in thousands)

						Accumulated		Noncontrolling
	Common Stock		Additional	PRC		Other		Interest	Total
	Number of		Paid-in	Statutory	Accumulated	Comprehensive	Noncontrolling	—Discontinued	Stockholders'
	Shares	Amount	Capital	Reserves	Deficit	Income	Interest	Operations	Equity
Balance at January 1, 2010	27,215	$27	$28,518	$1,672	$(10,342)	$3,839	$-	$(29)	$23,685

Issuance of shares for employees compensation	760	1	752	-	-	-	-	-	753
Debt discount	-	-	238	-	-	-		-	238
Net loss for the year ended December 31, 2010	-	-	-	-	(3,288)	-	-	(133)	(3,421)
Foreign currency translation adjustment	-	-	-	-	-	518	-	-	518

Balance at December 31, 2010	27,975	28	29,508	1,672	(13,630)	4,357	-	(162)	21,773

Issuance of shares for cash	2,837	3	18,481	-	-	-	-	-	18,484
Issuance of shares for acquisition	1,075	1	9,466	-	-	-	-	-	9,467
Plan to issue additional issuance of shares for acquisition	-	-	(1)	-	-	-	-	-	(1)
Acquisition of subsidiaries	-	-	-	-	-	-	10,758	-	10,758
Issuance of share based compensation	400	-	971	-	-	-	-	-	971
Sale the discontinued operations	-	-	-	-	-	-	-	162	162
Net income for the year ended December 31, 2011	-	-	-	-	346	-	(143)	-	203
Appropriations to statutory reserves	-	-	-	60	(60)	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	1,752	-	-	1,752

Balance at December 31, 2011	32,287	$32	$58,425	$1,732	$(13,344)	$6,109	$10,615	$-	$63,569

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share data)

	For the Year Ended December 31,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$346	$(3,288)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from operations of discontinued component, net of income tax benefits	7	194
Loss on sale of discontinued operations, net of income taxes	82	-
Provision for doubtful accounts	(131)	355
Impairment provision for inventories	-	287
Provision for available for sale investment	-	148
Impairment provision for mining assets	-	1,007
Depreciation and amortization	4,171	2,434
Noncontrolling interests	(143)	-
Forgiveness of payroll payables	50	(300)
Stock-based compensation	972	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Notes receivable	(1,019)	-
Accounts receivable	(3,075)	48
Advances to suppliers	(1,398)	371
Other deposits	230	(636)
Prepayment for vehicle rent	(443)	-
Prepayment for office rent	82	198
Inventories	53	(3,687)
Restricted assets	(2,639)	693
Increase (decrease) in -
Accounts payable	449	(2,386)
Receipts in advance	(612)	53
Other payables and accruals	(2,167)	420
Taxes payable	1,207	300
Net cash used in operating activities from continuing operations	(3,978)	(3,789)
Net cash (used in) provided by operating activities from discontinued operations	(37)	59
Net cash used in operating activities	(4,015)	(3,730)
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(5,193)	(2,099)
Acquisition of subsidiaries, net of cash and cash equivalents acquired	(6,022)	-
Sales of property, machinery and mining assets	189	75
Net cash used in investing activities from continuing operations	(11,026)	(2,024)
Net cash used in investing activities from discontinued operations	-	(4)
Net cash used in investing activities	(11,026)	(2,028)
Cash flows from financing activities:
Due to related parties	(656)	67
Proceeds from issuance of common shares	20,000	-
Issuance costs of common shares	(1,516)	-
Repayment at short-term bank loans	(8,964)	(5,036)
Proceeds from short-term bank loans	9,704	12,142
Net cash provided by financing activities	18,568	7,173
Foreign currency translation adjustment	497	(203)

Net increase in cash and cash equivalents	4,024	1,212

Cash and cash equivalents at the beginning of the year	1,545	333
Cash and cash equivalents at the end of the year	$5,569	$1,545

Non-cash investing and financing activities
Shares issued to employees as share based compensation	$-	$752
Shares issued to Acquire Xinyi Fluorite	$9,467	$-

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	$582	$415
Cash paid for income tax	$57	$-